World Acceptance Corporation Reports Record Fourth Quarter and Fiscal 2011 Results, Announces Expanded Share Repurchase Program

Fourth Quarter Earnings Up 19.9% to a Record $2.11 per Diluted Share

GREENVILLE, S.C., April 28, 2011 /PRNewswire/ -- World Acceptance Corporation (NASDAQ: WRLD) today reported record results for its fourth fiscal quarter and fiscal year ended March 31, 2011.

Fourth quarter 2011 diluted earnings per share rose 19.9% to a record $2.11 and revenues were up 10.5% to a record $136.9 million, compared in each case with the fourth quarter of fiscal 2010. Fiscal 2011 results also reached record levels with diluted earnings per share rising 26.5% to $5.63, revenues up 11.5% to $491.4 million and gross loan balances up 13.6% to $875.0 million.

"Our record results for the fourth quarter and for fiscal 2011 benefited from increased loan demand across our markets, the contribution from new offices in both domestic markets and Mexico, and our focus on managing expenses," stated Sandy McLean, Chairman and CEO. "We also benefited from lower bad debt costs as highlighted by eight consecutive quarterly decreases (when compared to the corresponding quarter of the prior year) in charge-offs as a percentage of net loans."

Net income for the fourth quarter of fiscal 2011 rose 15.4% to $34.2 million compared with $29.7 million for the same quarter of the prior year, while diluted earnings per share increased 19.9% to $2.11.

"Our strong growth in earnings per share also benefited from our share repurchase program over the past year," continued Mr. McLean. "We continue to use our strong balance sheet and excellent cash flow to fund our growth in loans while repurchasing shares." During the fourth quarter of fiscal 2011, the Company repurchased 289,400 shares at an aggregate cost of $17.4 million. During the year ended March 31, 2011, the Company repurchased 1,298,057 shares at an aggregate cost of $53.3 million. On April 26, 2011, the Board of Directors authorized the Company to repurchase up to $25 million of the Company's common stock. After taking into account all shares repurchased through April 28, 2011, the Company has approximately $25.2 million in aggregate remaining repurchase capacity under all of the Company's outstanding repurchase authorizations. The timing and actual number of shares repurchased will depend on a variety of factors, including the stock price, corporate and regulatory requirements and other market and economic conditions. The Company's stock repurchase program may be suspended or discontinued at any time.

Total revenues increased to $136.9 million in the fourth quarter of fiscal 2011, a 10.5% increase over the $123.9 million reported in the fourth quarter ended March 31, 2010. Interest and fee income increased 14.4%, fueled by a 14.7% increase in net average loans. Insurance commissions and other income decreased by 6.4% to $21.6 million in the fourth quarter of fiscal 2011 from $23.1 million in the prior year quarter. This decrease was due to a 24% reduction in the number of tax returns prepared by the Company compared with the prior year, primarily due to increased competition from tax preparers who continued to offer refund anticipation loans. Consequently, tax preparation revenue declined to $7.2 million during the fourth quarter of fiscal 2011 from $10.2 million in the fiscal 2010 fourth quarter. Next year, it is expected that refund anticipation loans will not be available from any tax preparers and as a result, the Company's competitive position in this area should improve.

Gross loans outstanding increased to $875.0 million at March 31, 2011, a 13.6% increase from $770.3 million at March 31, 2010. The growth in loans was consistent with the Company's 13.2% increase in loan volume from $477.4 million in the fourth quarter 2010 to $540.4 million in the fourth quarter 2011.

Charge-offs as a percent of average net loans decreased 50 basis points on an annualized basis to 13.1% during the quarter from 13.6% during the prior year quarter. This was the eighth consecutive quarter that annualized net charge-off ratios have declined from the prior year's corresponding quarter.

The Company's general and administrative expenses rose 11.2% to $62.7 million in the fourth quarter of fiscal 2011 compared with $56.4 million in the fourth quarter of the prior fiscal year primarily due to the increase in new offices during fiscal 2011. Total general and administrative expenses as a percent of total revenues increased slightly from 45.5% during the fourth quarter last year to 45.8% during the current year quarter. The Company opened 13 net new offices during the fourth quarter of fiscal 2011.

Full Year Results

For the year ended March 31, 2011, net income rose 23.9% to $91.2 million compared with $73.7 million in the prior fiscal year. Net income per diluted share in fiscal 2011 rose 26.5% to $5.63 compared with fiscal 2010. During fiscal 2010, the Company repurchased $18.0 million face value of convertible subordinated debt for an after-tax gain of $1.4 million, or $0.08 per diluted share. The Company did not repurchase any of the convertible subordinated debt during fiscal 2011. The Company's net income for fiscal 2011 also benefited from an income tax settlement with the state of South Carolina for tax years March 31, 1997, through March 31, 2006, which resulted in the Company recognizing a tax benefit of approximately $900,000 (or $0.06 per diluted share).

Total revenues for fiscal 2011 were $491.4 million, an 11.5% increase over the $440.6 million in fiscal 2010. Net charge-offs as a percent of average net loans declined to 14.3% in fiscal 2011 compared with 15.5% during the prior year. Total general and administrative expenses as a percent of revenue decreased from 49.2% in fiscal 2010 to 48.3% in fiscal 2011.

Key return ratios for the fiscal year included a 13.9% return on average assets and a 22.8% return on average equity.

During fiscal 2011, the Company opened 73 offices, acquired six offices and merged two offices, leaving a total of 1,067 offices at March 31, 2011.

About World Acceptance Corporation

World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 1,067 offices in 12 states and Mexico. It is also the parent company of ParaData Financial Systems, a provider of computer software solutions for the consumer finance industry.

Fourth Quarter Conference Call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern time today. Interested parties may participate in this call by dialing 1-888-244-2414, passcode 9793876. A simulcast of the conference call is also available on the Internet at http://www.videonewswire.com/event.asp?id=78167 or www.streetevents.com. The call will be available for replay on the Internet for approximately 30 days.

This press release may contain various "forward-looking statements" within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, that represent the Company's expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include regulatory changes, changes in the timing and amount of revenues that may be recognized by the Company, changes in current revenue and expense trends (including trends affecting charge-offs), changes in the Company's markets and changes in the economy (particular in the markets served by the Company). Such factors are discussed in greater detail in the Company's filings with the Securities and Exchange Commission. World Acceptance Corporation is not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

World Acceptance Corporation

Consolidated Statements of Operations
(unaudited and in thousands, except per share amounts)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2011	2010	2011	2010

Interest & fees	$115,344	$100,813	$424,594	$375,031
Insurance & other	21,598	23,077	66,851	65,605
Total revenues	136,942	123,890	491,445	440,636
Expenses:
Provision for loan losses	16,973	15,082	95,908	90,299
General and administrative expenses
Personnel	43,140	38,252	159,161	142,483
Occupancy & equipment	8,199	6,994	31,115	28,469
Advertising	2,714	2,951	13,056	12,843
Intangible amortization	452	546	1,949	2,242
Other	8,228	7,644	32,234	30,975
	62,733	56,387	237,515	217,012
Interest expense	3,520	3,398	14,773	13,881
Total expenses	83,226	74,867	348,196	321,192
Income before taxes	53,716	49,023	143,249	119,444
Income taxes	19,480	19,360	52,000	45,783
Net income	$34,236	$29,663	$91,249	$73,661
Diluted earnings per share	$2.11	$1.76	$5.63	$4.45
Diluted weighted average shares outstanding	16,259	16,835	16,210	16,546

Consolidated Balance Sheets
(unaudited and in thousands)

	March 31,	March 31,
	2011	2010
ASSETS
Cash	$8,031	$5,445
Gross loans receivable	875,046	770,265
Less: Unearned interest & fees	(228,974)	(199,179)
Allowance for loan losses	(48,355)	(42,897)
Loans receivable, net	597,717	528,189
Property and equipment, net	23,366	22,986
Deferred tax benefit	14,480	9,860
Goodwill	5,634	5,616
Intangibles	6,365	7,614
Other assets	10,804	11,560
	$666,397	$591,270

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Notes payable	187,430	170,642
Income tax payable	13,098	12,261
Accounts payable and accrued expenses	23,294	25,419
Total liabilities	223,822	208,322
Shareholders' equity	442,575	382,948
	666,397	591,270

Selected Consolidated Statistics
(dollars in thousands)

	Three Months Ended		Year ended
	March 31,		March 31,
	2011	2010	2011	2010

Expenses as a percent of total revenues:
Provision for loan losses	12.4%	12.2%	19.5%	20.5%
General and administrative expenses	45.8%	45.5%	48.3%	49.2%
Interest expense	2.6%	2.7%	3.0%	3.2%

Average gross loans receivable	$ 910,704	$ 792,527	$ 860,538	$ 750,504

Average net loans receivable	$ 671,585	$ 585,569	$ 633,748	$ 553,650

Loan volume	$ 540,448	$ 477,398	$ 2,571,908	$ 2,261,044

Net charge-offs as percent of average loans	13.1%	13.6%	14.3%	15.5%

Return on average assets (rolling 12 month period)	13.9%	12.7%	13.9%	12.7%

Return on average equity (rolling 12 month period)	22.8%	22.1%	22.8%	22.1%

Offices opened (closed) during the period, net	13	15	77	46

Offices open at end of period	1,067	990	1,067	990

CONTACT: Kelly Malson, Chief Financial Officer, +1-864-298-9800